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
 +----------+                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   +-------------------------------+
 |  FORM 5  |                               Washington, D.C. 20549                                |                               |
 +----------+                                                                                     |          OMB APPROVAL         |
                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |-------------------------------|
                                                                                                  |  OMB Number:       3235-0362  |
                               Filed pursuant to Section 16(a) of the Securities                  |  Expires:     January 31,     |
                           Exchange Act of 1934, Section 17(a) of the Public Utility              |               2005            |
                              Holding Company Act of 1935 or Section 30(h) of the                 |  Estimated average burden     |
                                        Investment Company Act of 1940                            |  hours per response ... 1.0   |
                                                                                                  |                               |
                                                                                                  +-------------------------------+

|_|   Check box if no longer subject
      to Section 16. Form 4 or Form 5
      obligations may continue.  See
      Instruction 1(b).

|_|   Form 3 Holdings Reported

|_|   Form 4 Transactions Reported

=================================================================================================================================
 1. Name and Address of Reporting Person | 2.  Issuer Name and Ticker or Trading Symbol | 6. Relationship of Reporting Person
                                         |                                              |    to Issuer (Check all applicable)
                                         |                                              |
                                         |                                              |          Director          10% Owner
                                         |                                              |     -----              ----
   Kaufman       Arthur                  |                                              |       X  Officer           Other
---------------------------------------- |                                              |     -----              ----
   (Last)       (First)       (Middle)   | H Power Corp. ("HPOW")                       |(give title below)     (specify below)
                                         |----------------------------------------------|
 69 Burnett Terrace                      | 3. IRS or Social Security  |4. Statement for |Chief Technology Officer
---------------------------------------- |       Number of Reporting  |   Month/Year    +----------------------------------------
                (Street)                 |       Person (Voluntary)   |                 |
                                         |                            | May 31, 2002    | 7. Individual or Joint/Group Reporting
                                         |                            +-----------------+               (check applicable line)
 West Orange     New Jersey      07052   |                            |5. If Amended,   |
---------------------------------------- |                            |   Date of       |  X   Form Filed by One Reporting Person
   (City)          (State)    (Zip Code) |                            |   Original      |-----
                                         |                            | (Month/Year)    |      Form Filed by More Than One
                                         |                            |                 |----- Reporting Person
                                         |                            |                 |
=================================================================================================================================



                             Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

===================================================================================================================================
 1. Title of Security | 2. Transaction | 3. Transaction | 4. Securities Acquired    | 5. Amount of    | 6. Ownership  | 7. Nature
    (Instr. 3)        |    Date        |    Code        |    (A) or Disposed of (D) |    Securities   |    Form:      |    of
                      |   (MM/DD/YY)   |    (Instr. 8)  |    (Instr. 3,4 and 5)     |    Beneficially |    Direct(D)  |    Indirect
                      |                |                +---------------------------+    Owned at End |    or         |    Bene-
                      |                |                | Amount |(A) or (D)| Price |    of Issuer's  |    Indirect(I)|    ficial
                      |                |                +---------------------------+    Fiscal Year  |    (Instr. 4) |    Owner-
                      |                |                |                           |    (Instr. 3    |               |    ship
                      |                |                |                           |    and 4)       |               |  (Instr. 4)
======================|================|================|===========================|=================|============================
 Common Stock, $.001  |  03/12/02      |      G(1)      | 32,200 |    D     |       | 932,800         |  D            |
  par value per share |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
----------------------+----------------+----------------+--------+----------+-------+-----------------+----------------------------
                      |                |                |        |          |       |                 |               |
===================================================================================================================================

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                           (Over)


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

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

         (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
1.  Title of  | 2. Conversion   | 3. Transaction | 4. Transaction | 5. Number of      | 6. Date Exercisable | 7. Title and Amount
   Derivative |    or Exercise  |    Date        |    Code        |    Derivative     |    and              |    of Underlying
   Security   |    Price of     |   (MM/DD/YY)   |   (Instr. 8)   |    Securities     |    Expiration Date  |    Securities
              |    Derivative   |                |                |    Acquired (A)   |     (MM/DD/YY)      |    (Instr. 3 and 4)
              |    Security     |                |                |    or Disposed    |                     |
              |                 |                |                |    of (D)         |                     |
              |                 |                |                |  (Instr. 3, 4, 5) |                     |
              |                 |                |                +-------------------+---------------------+----------------------
              |                 |                |                |  (A)     |   (D)  |  Date     | Expir-  | Title     | Amount or
              |                 |                |                |          |        |  Exercis  | ation   |           | Number of
              |                 |                |                |          |        |  able     | Date    |           |  Shares
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
--------------+-----------------+----------------+----------------+----------+--------+-----------+---------+-----------+----------
              |                 |                |                |          |        |           |         |           |
===================================================================================================================================

=======================================================================================
 8. Price of    | 9. Number of         |  10. Ownership        | 11. Nature
    Derivative  |    Derivative        |      of Derivative    |     of Indirect
    Security    |    Securities        |      Security;        |     Beneficial
   (Instr. 5)   |    Beneficially      |      Direct (D)       |     Ownership
                |    Owned at End of   |      or Indirect (I)  |     (Instr. 4)
                |    Year (Instr. 4)   |      (Instr. 4)       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
----------------+----------------------+-----------------------+-----------------------
                |                      |                       |
=======================================================================================

Explanation of Responses:

(1)   The 32,200 shares of Common Stock were a gift by Arthur Kaufman, the
      Reporting Person, to adult children and minor grandchildren, none of whom share the Reporting Person's household. Mr. Kaufman disclaims beneficial ownership of the shares of Common Stock held by his children and grandchildren for purposes of Section 16 of the Securities Exchange Act of
      1934 and for all other purposes.
                                                                                  /s/ Thomas Michael               July 15, 2002
**    Intentional misstatements or omissions of facts constitute Federal   ----------------------------------   -------------------
      Criminal Violations.                                                  **Signature of Reporting Person                    Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                     Attorney in Fact

Note:    File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.
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